Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The financial and business analysis below provides information which the Company believes is relevant to an assessment and understanding of its consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes.
The following discussion and certain other sections of this Annual Report on Form 10-K contain statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. Any statements contained herein (including without limitation statements to the effect that The Stanley Works or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) that are not statements of historical fact should be considered forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth, or incorporated by reference, below under the heading “Cautionary Statements”. The Company does not intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
BUSINESS OVERVIEW
The Company is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction, and do-it-yourself (“DIY”) use, as well as engineered and security solutions for industrial and commercial applications. Its operations are classified into three business segments: Security, Industrial and Construction & DIY (“CDIY”). The Security segment is a provider of access and security solutions primarily for retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services. These include security integration systems, software, related installation, maintenance, monitoring services, automatic doors, door closers, exit devices, hardware and locking mechanisms. Security products are sold primarily on a direct sales basis and in certain instances, through third party distributors. The Industrial segment manufactures and markets: professional industrial and automotive mechanics tools and storage systems; engineered healthcare storage systems; assembly tools and systems; plumbing, heating and air conditioning tools; hydraulic tools and accessories; and specialty tools. These products are sold to industrial customers and distributed primarily through third party distributors as well as direct sales forces. The CDIY segment manufactures and markets hand tools, consumer mechanics tools storage systems, pneumatic tools and fastener products which are principally utilized in construction and do-it-yourself projects. These products are sold primarily to professional end users as well as consumers, and are distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards).
For several years, the Company has pursued a diversification strategy to enable profitable growth. The strategy involves industry, geographic and customer diversification, as exemplified by the expansion of security solution product offerings, the growing proportion of sales outside the U.S., and the deliberate reduction of the Company’s dependence on sales to U.S. home centers and mass merchants. Sales outside the U.S. represented 43% of the total in 2008, up from 29% in 2002. Sales to U.S. home centers and mass merchants have declined from a high point of approximately 40% in 2002 to approximately 14% in 2008. Execution of this strategy has entailed approximately $2.8 billion of acquisitions since the beginning of 2002, several divestitures, and increased brand investments. Additionally, the strategy reflects management’s vision to build a growth platform in security while expanding the valuable branded tools and storage platform. Over the past several years, the Company has generated strong free cash flow and received substantial proceeds from divestitures that enabled a transformation of the business portfolio.

Free cash flow, as defined in the following table, was $422 million in 2008, $457 million in 2007, and $359 million in 2006, considerably exceeding net earnings. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide a dividend to shareowners. In 2008, free cash flow also excludes the income taxes paid on the CST/berger divestiture due to the fact the taxes are non-recurring and the directly related gross cash proceeds are classified in investing cash flows. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2008	2007	2006
Net cash provided by operating activities	$517	$544	$439
Less: capital expenditures	(95)	(66)	(60)
Less: capitalized software	(46)	(21)	(20)
Add: taxes paid on CST/berger divestiture included in operating cash flow	46	—	—

Free cash flow	$422	$457	$359

The Company strives to reinvest its free cash flow in high return businesses in order to generate strong return on assets and improve working capital efficiency.
Significant areas of tactical emphasis related to execution of the Company’s diversification strategy, as well as events impacting the Company’s financial performance in 2008 and 2007, are discussed below.
CONTINUED GROWTH OF SECURITY BUSINESS
During 2008, the Company further advanced its strategy of becoming a global market leader in the commercial security industry. Annual revenues of the Security segment have grown to $1.497 billion, or 34% of 2008 sales, up from $216 million, or 10% of 2001 sales. Key events pertaining to the growth of this segment in the past year include the following:
•	On July 18, 2008, the Company completed the acquisitions of Sonitrol Corporation (“Sonitrol”), for $282 million in cash, and Xmark Corporation (“Xmark”), for $47 million in cash. Sonitrol, with annual revenue totaling approximately $110 million, provides security monitoring services, access control and fire detection systems to commercial customers in North America. Sonitrol will complement the product offering of the pre-existing security integration and monitoring businesses, including HSM acquired in early 2007. Xmark, headquartered in Canada, markets and sells radio frequency identification (“RFID”)-based systems used to identify, locate and protect people and assets. Xmark, with annual revenues exceeding $30 million, will enhance the Company’s personal security business.

•	On October 1, 2008, the Company completed the acquisition of Générale de Protection (“GdP”) for $169 million in cash. GdP, headquartered in Vitrolles, France, is a leading provider of audio and video security monitoring services, primarily for small and mid-sized businesses located in France and Belgium. GdP, with 2007 revenues totaling approximately $87 million represents Stanley’s first significant expansion of its electronic security platform in continental Europe.
Several other smaller acquisitions were completed for a total purchase price of $49 million including access technologies distributors, a mechanical lock business, and security monitoring businesses. The acquisitions complement the existing Security segment product offerings, increase its scale and strengthen the value proposition offered to customers as industry dynamics favor multi-solution providers that offer “one-stop shopping”. The Company continues to focus on integrating the acquired businesses as it expands the suite of security product and service offerings. The Sonitrol integration into HSM is well underway with the business sharing the same information technology platform while duplicative field offices are being eliminated. The reverse integration of the Company’s pre-existing systems integration business into HSM progressed further in 2008 contributing to an 80 basis point expansion in the segment profit rate to 17.9%.

Drive Further Profitable Growth in Branded Tools and Storage
While diversifying the business portfolio through expansion into Security is important, management recognizes that the branded construction & do-it-yourself products and industrial businesses are the foundations on which the Company was established and provide strong growth and cash flow generation prospects. Management is committed to growing these businesses through innovative product development, brand support, an increased weighting in emerging markets, and relentless focus on global cost competitiveness to foster vitality over the long term. Acquisition-related growth will also be pursued where appropriate. Two events in branded tools and storage are noteworthy:
•	In October 2008, the Company acquired Scan Modul, headquartered in Hillerod, Denmark, for $20 million cash. Scan Modul provides engineered healthcare storage equipment and services throughout Europe. The acquisition expands the Company’s healthcare storage technology offering provided by its existing Innerspace business acquired in July 2007.

•	In July 2008, the Company completed the sale of the CST/berger laser leveling and measuring business for $197 million in cash, net of transaction costs. The transaction generated a net book gain of $84 million, and $150 million in net after-tax cash proceeds. CST/berger had 2007 revenues of $80 million. As a result, CST/berger, along with three unrelated small businesses, is reported in discontinued operations and prior periods have been recast for comparability.
Continue to Invest in the Stanley Brand
Stanley has an excellent portfolio of brands including Stanley®, Facom®, Mac®, Proto®, Vidmar®, Bostitch® and Fatmax®. The Stanley® brand is recognized as one of the world’s great brands and is one of the Company’s most valuable assets. Brand support was increased over the past several years, including television advertising campaigns associated with new product roll-outs, continued NASCAR racing sponsorships as well as print and outdoor advertising that generate approximately one billion brand impressions annually. These advertising and marketing campaigns yielded strong results as evidenced by a 40% increase in Stanley hand tool brand awareness since 2003.
Institutionalize the Stanley Fulfillment System
The Company continued to practice the operating disciplines encompassed by the Stanley Fulfillment System (“SFS”), which is a transformation of processes, systems, and structure that enables improvements in operations and creates customer value. The Company employs lean, value stream mapping, and other continuous improvement techniques to streamline operations and drive improvements throughout the supply chain. The foundation of SFS centers on lean, common platforms, sales and operations planning (“S&OP”), and complexity reduction. Benefits of SFS include reductions in lead times, costs and working capital, service level improvement, and focus on employee safety. The Company applies SFS to many aspects of its business including maximizing customer fill rates through S&OP, and acquisition integration. SFS entails lean manufacturing disciplines and maximizing common platforms to drive operational excellence and asset efficiency. The SFS program helped to mitigate the substantial impact of material and energy price inflation that was experienced in recent years. It was instrumental in the reduction of working capital during 2008 and the 11% improvement in working capital turns to 5.9 in 2008. In 2009 and beyond, the Company plans to further leverage SFS to achieve higher working capital turns, decreased cycle times, reduced complexity in operations and increased customer service levels. The Company is also migrating toward common systems platforms to reduce costs and provide scalability to support its long-term acquisition growth strategy.

Aside from the strategic commentary above, other matters having a significant impact on the Company’s results were inflation, currency exchange rate fluctuations and share repurchases. Additionally, the U.S. recessionary environment and slowing global demand in the second half of 2008 necessitated significant cost reduction actions which will reduce the Company’s cost structure in 2009.

The Company has been negatively impacted by inflation, primarily commodity and freight, which has increased costs by an estimated $252 million over the past three years. During this period, more than two-thirds of the cost increase was recovered through customer pricing actions, and the remainder was mostly offset through various cost reduction initiatives. Inflationary trends have largely abated and are expected to be considerably less of a headwind in 2009. Inflation is estimated at $30 million for the first half of 2009. Due to the lagging nature of customer price increases, the Company expects a favorable carryover effect from previous customer pricing actions of approximately $30 — 50 million in 2009.
In recent years, the strengthening of foreign currencies had a favorable impact on the translation of foreign currency-denominated operating results into U.S. dollars. The favorable impact of foreign currency translation, including acquired companies, contributed an estimated $.09, $.18 and $.04 of diluted earnings per share from continuing operations in 2008, 2007 and 2006, respectively. Fluctuations in foreign currency exchange rates relative to the U.S. dollar may have a significant impact, either positive or negative, on future earnings. Although the overall translation impact in 2008 was positive, the U.S. dollar strengthened in the second half of 2008 causing unfavorable effects that are expected to persist in 2009. Refer to the Market Risk section of this MD&A for further discussion.
During 2008 and 2007, the Company executed share repurchases of 2.2 million and 3.6 million outstanding shares of its common stock, respectively, for $100 million in 2008 and $200 million in 2007. The share repurchase benefit was partially offset by the issuance of 3.1 million shares of common stock under various employee plans over the two year period, and also by higher interest expense associated with short-term borrowings made to finance the share repurchases.
In response to the continued decline in the U.S. housing market combined with deteriorating global demand in the second half of 2008, the Company took actions to reduce its cost structure and recognized $86 million in pre-tax restructuring and asset impairment charges, or $0.80 per diluted share. The pre-tax earnings benefit from the cost actions implemented both at mid-year 2008 and in conjunction with the restructuring announced on December 11, 2008 is expected to total approximately $195 million, or $1.75 per diluted share in 2009, with an additional $.24 per share benefit in 2010. The Company likely will incur 2009 restructuring and related charges of approximately $40 — $50 million pre-tax for certain productivity initiatives and the continued rationalization of its manufacturing footprint, inclusive of approximately $10 million in carryover charges pertaining to the actions announced in December 2008.
RESULTS OF OPERATIONS
Below is a summary of the Company’s operating results at the consolidated level, followed by an overview of business segment performance. The terms “organic” and “core” are utilized to describe results aside from the impact of acquisitions during their initial 12 months of ownership. This ensures appropriate comparability to operating results of prior periods.
Net Sales: Net sales from continuing operations were $4.426 billion in 2008, as compared to $4.360 billion in 2007, a 2% increase. As a result of significant commodity inflation, the Company increased pricing on its products and services which provided a 3% sales benefit in 2008. Sales growth related to acquisitions, principally from Sonitrol, GdP and other small Security segment acquisitions, contributed nearly 4% in higher sales. Organic unit volume decreased 6%, while favorable foreign currency translation in all regions increased sales 1% versus the prior year. The organic unit volume decline reflects deteriorating economic conditions which spread from the U.S. to other regions in the second half of 2008. Sequentially, organic unit volume was down 4% for the first half of 2008, associated with the contraction in the U.S. residential construction market, and declined 7% and 10% in the third and fourth quarters, respectively. The CDIY segment unit volume was most affected by the economic downturn. In the Industrial segment, the U.S. based automotive-related businesses suffered sharp declines which were partially offset by strength in industrial storage. Aside from the hardware business, which had lower sales pertaining to the loss of a major customer in 2007, the Security segment had positive organic sales volume for the year reflecting solid demand in its diversified end markets.

Net sales from continuing operations were $4.360 billion in 2007, as compared to $3.897 billion in 2006, a 12% increase. Acquisitions contributed 7%, or $263 million, of the sales increase. Organic volume and pricing both increased 1%, while favorable foreign currency translation in all regions increased sales 3% versus the prior year. Strong performance in the Industrial segment, particularly by the hydraulic and mechanics tools businesses, was supplemented by more modest gains in the CDIY and Security segments. CDIY achieved robust growth internationally that was partially offset by weakness in the U.S. associated with housing market declines. In the Security segment, solid gains by the automatic door and mechanical lock businesses, as well as overall pricing actions, more than compensated for lower sales in the legacy electronic security integration business as it shed unprofitable equipment installations.
Gross Profit: The Company reported gross profit from continuing operations of $1.671 billion, or 38% of net sales, in 2008, compared to $1.653 billion, or 38% of net sales, in 2007. The acquired businesses increased gross profit by $77 million and were modestly accretive to the gross margin rate. Core gross profit for 2008 was $1.594 billion, or 37% of net sales, down $59 million, or 60 basis points, from the prior year. The security segment achieved gross profit expansion associated with the higher monitoring services sales mix emanating from the reverse integration of the legacy security integration business into HSM. However this was more than offset by gross profit declines in the CDIY and Industrial segments reflecting sales volume pressures. Aggregate pricing and productivity actions in 2008 largely offset $140 million of material, energy and wage cost inflation. As previously mentioned, the Company expects such inflation will increase first half 2009 costs by $30 million, which management plans to mitigate through the carryover effect from previous customer pricing actions, while it appears likely that inflationary effects may subside in the second half of 2009.
The Company reported gross profit from continuing operations of $1.653 billion, or 38% of net sales, in 2007, compared to $1.413 billion, or 36% of net sales, in 2006. The acquired businesses increased gross profit by $136 million. Core gross profit for 2007 was $1.517 billion, or 37% of net sales, up $104 million from the prior year. The core gross margin rate expanded on strong performances from certain Industrial segment businesses, primarily Facom and mechanics tools, as well as the absence of $22 million of inventory step-up amortization from the initial turnover of acquired inventory in 2006. This was partially offset by a decline in the CDIY segment gross margin rate mainly from un-recovered cost inflation. In addition, the legacy security integration business had lower margins on certain equipment installations. Price and productivity actions in 2007 more than offset $67 million of material, energy and wage cost inflation.
SG&A Expense: Selling, general and administrative expenses, inclusive of the provision for doubtful accounts, were $1.108 billion, or 25% of net sales, in 2008 as compared with $1.038 billion, or 24% of net sales in 2007. Acquired companies contributed $46 million of the increase. The remaining $24 million increase is largely attributable to foreign exchange impact, higher bad debt expense, and strategic investments including those to foster growth in emerging markets, partially offset by benefits from the cost reduction initiatives previously mentioned.
Selling, general and administrative expenses were $1.038 billion, or 24% of net sales, in 2007 consistent with the 24% of sales represented by $932 million of expense in 2006. Acquired companies contributed $70 million of the increase, and the remaining $36 million increase is largely attributable to foreign currency translation.
Distribution center costs (i.e. warehousing and fulfillment facility and associated labor costs) are classified within selling, general and administrative expenses. This classification may differ from other companies who may report such expenses within cost of sales. Due to diversity in practice, to the extent the classification of these distribution costs differs from other entities, the Company’s gross margins may not be comparable. Such distribution costs classified in SG&A amounted to $122 million, $129 million and $118 million in 2008, 2007 and 2006, respectively.
Interest and Other-net: Net interest expense from continuing operations in 2008 was $83 million, compared to $88 million in 2007. The decrease is primarily due to lower applicable interest rates on commercial paper borrowings in 2008. The remainder of the decrease predominantly relates to repayment of $150 million of debt that matured in November 2007, partially offset by interest expense on $250 million of term debt issued in September 2008. Net interest expense from continuing operations in 2007 was $88 million, compared to $65 million in 2006. The higher interest expense in 2007 stems from borrowings necessary to fund the January 2007 acquisition of HSM. Refer to the Financial Condition section for additional discussion of the HSM acquisition financing.

Other-net from continuing operations totaled $102 million of expense in 2008 compared to $85 million of expense in 2007. The increase mainly relates to higher intangible asset amortization expense due to recent acquisitions, as well as currency losses, partially offset by a $9 million gain on extinguishment of debt.
Other-net from continuing operations totaled $85 million of expense in 2007 compared to $50 million of expense in 2006. The increase pertained primarily to higher intangible asset amortization expense due to recent acquisitions.
Income Taxes: The Company’s effective income tax rate from continuing operations was 25% in both 2008 and 2007, compared to 20% for 2006. The lower effective tax rate in 2006 primarily relates to benefits realized upon resolution of tax audits that did not re-occur. The effective income tax rate may vary in future periods based on the distribution of foreign earnings or changes in tax law in the jurisdictions where the Company operates, among other factors.
Discontinued Operations: The $88 million of net earnings from discontinued operations in 2008 is attributable to the $84 million net gain from the sale of the CST/berger business along with three other small businesses divested in 2008, and also reflects the operating results of these businesses through the dates of disposition. The $11 million of net earnings from discontinued operations reported in both 2007 and 2006 reflects the operating results of CST/berger and the aforementioned other minor businesses.
Business Segment Results
The Company’s reportable segments are aggregations of businesses that have similar products, services and end markets, among other factors. The Company utilizes segment profit (which is defined as net sales minus cost of sales, and SG&A aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring and asset impairments, and income tax expense. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and the expense pertaining to certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Refer to Note P, Restructuring and Asset Impairments, and Note G, Goodwill and Other Intangible Assets, of the Notes to the Consolidated Financial Statements for the amount of restructuring charges and asset impairments, and intangibles amortization expense, respectively, attributable to each segment. As discussed previously, the Company’s operations are classified into three business segments: Security, Industrial, and Construction and Do-It-Yourself (“CDIY”).
Security:

(Millions of Dollars)	2008	2007	2006
Net sales from continuing operations	$1,497	$1,400	$1,127
Segment profit from continuing operations	$269	$240	$169
% of Net sales	17.9%	17.1%	15.0%
Security segment sales increased 7% in 2008 primarily driven by acquisitions, notably Sonitrol and GdP, which contributed 9%. Customer price increases amounted to 3%, while foreign currency and organic volume declined 1% and 4%, respectively. The hardware business posted significant volume declines associated with the loss of a major customer in late 2007. Aside from hardware, the security segment had an increase in organic volume reflecting solid demand from its well-diversified customer base and associated recurring monthly revenues from service contracts for security monitoring and system maintenance. The access technologies and mechanical lock businesses delivered organic sales growth pertaining to modest volume increases and disciplined recovery of inflation through customer pricing actions. The reverse integration of the U.S.-based legacy security integration business as well as the integration of the July 2008 Sonitrol acquisition into HSM provided cost synergies and fostered a 80 basis point expansion of the segment profit rate. The segment profit improvement was also attributable to strong execution of productivity projects, partially offset by the impact of the previously discussed hardware business sales volume decline.

Security segment sales increased 24% in 2007. HSM and other acquisitions contributed 21%, while price grew 3%, currency 2% and organic volume declined 2%. Organic sales gains in automatic doors and mechanical locks were achieved on the strength of national and strategic account growth, while the hardware business demonstrated resilience in recovering from the loss of a key customer. Effective pricing actions to recover inflation in raw material costs also contributed to sales growth in the segment. Shrinkage in the legacy U.S. security integration (“USSI”) business’ sales and segment profit was a necessary by-product of a business model change entailing a shift away from low profitability equipment installation to an emphasis on higher margin, recurring service revenues. The reverse integration of USSI into HSM, with its superior bidding and project management disciplines, progressed well. The broader security segment product line enabled the Company to compete more effectively in the architectural bidding process to attain gains in commercial construction markets. The 2007 segment profit rate showed a strong expansion of 210 basis points over 2006. This improvement was attributable to HSM, the non-recurring inventory step-up amortization for the National hardware acquisition recorded in 2006, the benefits of a partial shift in hardware production to Asia, and overall pricing and productivity in excess of inflation. These positive factors were partially offset by the previously discussed decline in the legacy security integration businesses.
Industrial:

(Millions of Dollars)	2008	2007	2006
Net sales from continuing operations	$1,274	$1,246	$1,129
Segment profit from continuing operations	$164	$183	$123
% of Net sales	12.9%	14.7%	10.9%
Industrial segment net sales increased 2% in 2008 versus 2007, attributable to the Innerspace and Scan Modul healthcare storage acquisitions. Foreign currency translation provided a 3% benefit, and favorable pricing 2%, which were offset by a 5% unit volume decline. The North American automotive repair business was adversely affected by distributor attrition and the deteriorating U.S. economy. European sales volumes, which had been positive in the first half of the year, declined in the second half as Facom and other businesses reflected the contraction of the European economy. These volume declines were partially offset by strong sales growth in U.S.-based engineered storage and to a lesser extent the hydraulic tools business. The sales growth in engineered storage was driven by government spending, particularly by army and navy bases, and also strength with commercial customers. The sales volume declines created substantial headwinds from unfavorable manufacturing plant absorption causing a decrease in the segment profit. Strong focus on customer pricing and productivity initiatives more than offset the effects of inflation. Additionally, the benefits of cost reduction actions partially mitigated the unfavorable impact of sales volume declines on segment profit.
Industrial segment net sales increased 10% in 2007 from 2006, comprised of a 4% volume increase, a 4% favorable foreign currency impact, 1% favorable pricing, and 1% from the Innerspace acquisition. Hydraulic tools and mechanics tools achieved robust sales increases, along with strong performance from the Facom and engineered storage businesses. The hydraulic tools sales increase was attributable to sustained high demand for recent shear product offerings, strong international sales, and favorable steel scrap markets. Industrial mechanics tools benefited from strong demand in the U.S. oil and gas industry. The higher Facom sales pertained to new product introductions and improved European economic conditions. Intensified marketing efforts, including an expanded sales force, contributed to the U.S.-based engineered storage business growth. Segment profit as a percentage of net sales improved 380 basis points. Excluding the effect of the one-time inventory step-up charge from the initial turn of Facom acquired inventory in 2006, segment profit increased 270 basis points. Customer price increases effectively offset the impact of cost inflation, while productivity initiatives further contributed to the segment profit rate expansion. Additionally, Facom’s contribution to the higher segment profit rate reflected favorable currency translation and the benefits of acquisition integration actions.
CDIY:

(Millions of Dollars)	2008	2007	2006
Net sales from continuing operations	$1,656	$1,715	$1,641
Segment profit from continuing operations	$191	$254	$252
% of Net sales	11.5%	14.8%	15.4%

CDIY net sales from continuing operations decreased 3% in 2008 from 2007. Customer pricing increases, in response to rising commodity costs in the first three quarters of 2008, contributed 3% to sales. Foreign currency translation increased sales by 2%, while organic volume declined 8%. Volume was negatively impacted by the contraction in residential construction in both the Americas and Europe, reductions in consumer spending, as well as a decline in industrial markets served by fastening systems, reflecting increasingly weak macro-economic conditions. Fastening systems continued its planned shift toward more profitable business which resulted in additional volume pressure. The sales volume decline also partially pertained to the shut-down of the unprofitable consumer metal storage business. Europe had essentially flat unit volume in the first half of 2008 but declined significantly in the second half. Despite declines in unit volume, CDIY retained focus on inventory levels and contributed a substantial part of the Company’s total working capital improvement. Progress was made on executing customer pricing actions but these benefits were significantly outpaced by cost inflation contributing to the profit rate erosion. The profit rate was also dramatically affected by lower sales volumes, and to a lesser extent strategic investments that will help generate future emerging markets growth. Productivity projects and cost reduction actions partially mitigated these unfavorable impacts.
CDIY net sales from continuing operations increased 5% in 2007 from 2006. Foreign currency translation contributed 3% to the higher sales, pricing 1%, acquisitions 1%, and organic volume remained flat. The U.S. was adversely impacted by the housing market contraction as repair and remodel activity declined along with new construction. Sales were very strong in Canada, Europe, Australia, and Asia, in particular for the consumer tools and storage business. This positive international performance was bolstered by new product introductions including the FatMax® XL™ line, as well as favorable economic conditions outside the U.S. Fastening systems also experienced an overall decline in sales due to the U.S. housing down-turn, although its industrial channel and office product sales remained stable. During 2007, the Company took actions to improve the fastening systems cost structure including a Mexican plant closure, and the first wave of a pneumatic tool production shift to Asia, enabled by the 2006 Besco acquisition. As a result, fastening systems improved its margin rate slightly, despite the lower sales volume. The Company completed the migration of a second wave of fastening systems tool production to Asia during 2008, which further aided in reducing the cost structure. The segment profit rate decline of 60 basis points in 2007 was mainly attributable to un-recovered cost inflation, a product mix shift to lower margin tools along with a channel mix shift in the U.S., and unfavorable absorption on inventory reductions. These factors were partially offset by the favorable impact of foreign currency translation and the previously mentioned improvement in the fastening systems business.
RESTRUCTURING ACTIVITIES
At January 3, 2009, the restructuring reserve balance was $67.9 million. A summary of the restructuring reserve activity and related charges from December 29, 2007 to January 3, 2009 is as follows:

		Acquisition	Net
(Millions of Dollars)	12/29/07	Accrual	Additions	Usage	Currency	1/3/09
Acquisitions
Severance and related costs	$18.8	$5.3	$—	$(12.8)	$(0.5)	$10.8
Facility closure	1.6	1.1	—	(0.9)	—	1.8
Other	1.0	—	—	(1.0)	—	—

Subtotal acquisitions	21.4	6.4	—	(14.7)	(0.5)	12.6

2008 Actions
Severance and related costs	—	—	70.0	(15.5)	(0.4)	54.1
Asset impairments	—	—	13.6	(13.6)	—	—
Facility closure	—	—	0.7	(0.7)	—	—
Other	—	—	1.2	—	—	1.2

Subtotal 2008 actions	—	—	85.5	(29.8)	(0.4)	55.3

Pre-2008 Actions	2.3	—	—	(2.3)	—	—

Total	$23.7	$6.4	$85.5	$(46.8)	$(0.9)	$67.9

2008 Actions: During 2008, the Company initiated cost reduction initiatives in order to maintain its cost competitiveness. A large portion of these actions were initiated in the fourth quarter as the Company responded to deteriorating business conditions resulting from the recessionary U.S. economic weakness and slowing global demand, primarily in its CDIY and Industrial segments. Severance charges of $70.0 million have been recorded relating to the reduction of approximately 2,700 employees. In addition to severance, $13.6 million in charges were recognized pertaining to asset impairments for production assets and real estate, and $0.7 million for facility closure costs. The $1.2 million in other charges stemmed from the termination of service contracts. Of the amount recorded in 2008, $29.8 million has been utilized to date, for a remaining reserve as of January 3, 2009 of $55.3 million. The Company will utilize a majority of these reserves in 2009, and estimates approximately 30% will be expended in 2010 primarily pertaining to actions in Europe under review with the European Works Council process.
Pre-2008 Actions: During 2007, the Company initiated $11.8 million of cost reduction actions in various businesses. These actions were comprised of severance for 525 employees and the exit of a leased facility. The remaining reserves were fully utilized in 2008.
Acquisition Related: During 2008, $6.4 million of reserves were established related to the Company’s current year acquisitions. Of this amount $5.3 million was for severance and related costs for approximately 200 employees and $1.1 million related to the closure of nine branch facilities. As of January 3, 2009, $2.2 million has been utilized, leaving $4.2 million remaining. The Company also utilized $12.5 million of restructuring reserves during 2008 established for various prior year acquisitions, principally Facom and HSM. As of January 3, 2009, $8.4 million in accruals remain for the prior year acquisitions. Of this balance approximately $7 million pertains to Facom which is under review with the European Works Council process.
Restructuring and asset impairment charges by segment were as follows:

(Millions of Dollars)	2008	2007	2006
Security	$13.8	$5.3	$5.9
Industrial	29.7	1.5	1.6
CDIY	35.6	5.6	5.3
Non-operating	6.4	0.4	1.0

Consolidated	$85.5	$12.8	$13.8

Of the $35.6 million of restructuring and asset impairment charges noted above for the CDIY segment, $13.6 million is for asset impairments related to the current and planned closure of several facilities. There were no asset impairments for the Security and Industrial segments in 2008. Fair value for impaired production assets was based on the present value of discounted cash flows. This included an estimate for future cash flows as production activities are phased out as well as auction values (prices for similar assets) for assets where use has been discontinued or future cash flows are minimal. Real estate values were based on estimates of anticipated sales values (less costs to sell) which contemplated sales of comparable properties and estimates from third party brokers.
FINANCIAL CONDITION
Liquidity, Sources and Uses of Capital: The Company’s primary sources of liquidity are cash flows generated from operations and available lines of credit under various credit facilities.
Operating and Investing Activities: The Company has consistently generated strong operating cash flows over many years. In 2008, cash flow from operations totaled $517 million, down $27 million compared to 2007. Operating cash flow reflects a $46 million reduction for the taxes paid on the gain from the CST/berger divestiture, even though the directly related gross proceeds are reported as an investing cash flow. Working capital (receivables, inventories and accounts payable) generated $123 million of cash inflows, driven by accounts receivables reflecting the disciplines of SFS and a concerted effort to reduce past due accounts, and to a lesser extent inventory reductions. Cash outflows for restructuring activities totaled $33 million in 2008, a decrease of $25 million over 2007, primarily pertaining to cost reduction actions in the fourth quarter and the continuing payments under Facom Europe initiatives.
In 2007, cash flow from operations totaled $544 million, up $105 million compared to 2006. The favorable increase principally stems from an expansion of cash earnings and improved working capital performance. In this regard, the higher non-cash intangibles amortization expense from acquisitions reduced earnings but not cash flows. Working capital generated $23 million of higher cash inflows in 2007 compared with 2006. This working capital improvement reflects leaner inventory positions achieved through process improvement efforts, while maintaining customer service levels, and was accomplished despite lower receivable sale proceeds in 2007 versus 2006. These favorable impacts were partially offset by cash outflows for restructuring activities which amounted to $58 million in 2007, an increase of $29 million over 2006, primarily pertaining to payments for the Facom Europe initiatives.

Capital expenditures were $141 million in 2008, $87 million in 2007, and $80 million in 2006. The higher capital expenditures in 2008 as compared with 2007 were primarily attributable to investment in the North American SAP information system implementation, and the purchase of a previously leased distribution facility. The increase in 2007 capital expenditures versus 2006 pertained to investments for plant productivity improvements as well as ongoing information system spending for a major SAP implementation in the Americas.
Free cash flow, as defined in the following table, was $422 million in 2008, $457 million in 2007, and $359 million in 2006, considerably exceeding net earnings. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide a dividend to shareowners. In 2008, free cash flow also excludes the income taxes paid on the CST/berger divestiture due to the fact the taxes are non-recurring and the directly related gross cash proceeds are classified in investing cash flows. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2008	2007	2006
Net cash provided by operating activities	$517	$544	$439
Less: capital expenditures	(95)	(66)	(60)
Less: capitalized software	(46)	(21)	(20)
Add: taxes paid on CST/berger divestiture included in operating cash flow	46	—	—

Free cash flow	$422	$457	$359

Based on its demonstrated ability to generate cash flow from operations as well as its strong balance sheet and credit position at January 3, 2009, the Company believes over the long term it has the financial flexibility to deploy capital to its shareholders’ advantage through a combination of acquisitions, dividends, debt repayment, and potential future share repurchases. If lower sales volumes and earnings pressures pertaining to the weakened global economy persist, free cash flow may decrease in 2009, although continued efforts to improve working capital efficiency are expected to partially offset these headwinds. As a result of the recessionary environment, the Company anticipates that in 2009 it may have lower acquisition and share repurchase activity, and that free cash flow will likely be deployed for debt reduction to a greater extent than in the past few years.
In 2008, acquisition spending totaled $575 million, mainly for the GdP, Scan Modul, Sonitrol and Xmark businesses. 2007 acquisition spending amounted to $643 million, primarily pertaining to the HSM, InnerSpace and Bedcheck businesses. Pursuant to its profitable growth strategy, the Company will continue to assess its current business portfolio for disposition opportunities and evaluate acquisition opportunities in favored markets while minimizing the risk associated with large customer concentrations.
Investing cash flows include $205 million in gross proceeds from sales of businesses, after transaction costs, primarily pertaining to the divestiture of the CST/berger laser measuring tool business in July 2008. As previously mentioned, the $46 million of income taxes paid on the gain are reported as an operating cash outflow and thus the total cash inflow from the 2008 divestitures amounts to $159 million.
During 2006, the Company entered into a sale-leaseback transaction of its corporate headquarters building. Under the terms of the transaction, the Company received $23 million in cash proceeds, reported in investing cash flows, and recorded a deferred gain of $11 million which will be amortized over the 15 year operating lease term. The cash proceeds were utilized to pay down short-term borrowings.
Financing Activities: Payments on long-term debt amounted to $45 million in 2008, $228 million in 2007, and $4 million in 2006. Net repayments of short-term borrowings totaled $74 million in 2008. The Company utilized the proceeds from the $250 million of long-term debt issued in September 2008 as well as the $159 million in net proceeds from divestitures to repay short-term borrowings, which was partially offset by the cash outflows for business acquisitions and other matters. Net proceeds from short-term borrowings totaled $192 million in 2007, and the cash inflows were used to fund acquisitions and repurchases of common stock. Repayments of short-term borrowings amounted to a cash outflow of $66 million in 2006 as commercial paper was paid down utilizing a portion of the strong operating cash flows.

On February 27, 2008, the Company amended its credit facility to provide for an increase and extension of its committed credit facility to $800 million from $550 million. In May 2008, the Company’s commercial paper program was also increased to $800 million. The credit facility is diversified amongst thirteen financial institutions. The credit facility is designated as a liquidity back-stop for the Company’s commercial paper program. The amended and restated facility expires in February 2013. As of January 3, 2009, there were no outstanding loans under this facility and the Company had $206 million of commercial paper outstanding. In addition, the Company has uncommitted short-term lines of credit with numerous foreign banks aggregating $246 million, of which $234 million was available at January 3, 2009. Short-term arrangements are reviewed annually for renewal. Aggregate credit lines amount to $1.046 billion.
The Company’s debt is currently rated by Standard & Poor’s (“S&P”), Moody’s Investor Service (“Moody’s”) and Fitch Ratings (“Fitch”). As of January 3, 2009 the ratings for senior unsecured debt were A, A2, and A by S&P, Moody’s, and Fitch, respectively, each with a stable outlook on the Company. The short-term debt, or commercial paper, ratings are A-1, P-1, and F1 by S&P, Moody’s, and Fitch, respectively. On January 22, 2009, Moody’s placed the Company’s debt under review for possible downgrade. Failure to maintain the current ratings level could adversely affect the Company’s cost of funds, liquidity and access to capital markets, but would not have an adverse effect on the Company’s ability to access the previously discussed $800 million committed credit facility.
On September 29, 2008 the Company issued $250.0 million of unsecured Term Notes maturing October 1, 2013 (the “2013 Term Notes”) with fixed interest payable semi-annually, in arrears at a rate of 6.15% per annum. The 2013 Term Notes rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The Company received net proceeds of $248.0 million which includes a discount of $0.5 million to achieve a 6.15% interest rate and $1.5 million of fees associated with the transaction. The proceeds were utilized to repay short-term borrowings.
The Company increased its cash dividend per common share to $1.26 in 2008. Dividends per common share increased 3.3% in 2008, 3.4% in 2007, and 3.5% in 2006.
The Company repurchased 2.2 million shares of its common stock in 2008 for $103 million (an average cost of $46.21). In 2007 the Company repurchased 3.8 million shares of its common stock for $207 million (an average of $54.64 per share), and in 2006 it repurchased 4.0 million shares for $202 million (an average of $50.07 per share).
The Company initially funded the $546 million HSM acquisition with a combination of short-term borrowings and cash. A $500 million 364-day revolving credit bridge facility was entered into on January 8, 2007, of which $130.0 million was utilized to acquire HSM; the remainder of the HSM purchase price was funded through commercial paper borrowings and cash.
On March 20, 2007, the Company completed two security offerings: “Equity Units”, which consisted of $330 million of five-year convertible notes and $330 million of three-year forward stock purchase contracts; and $200 million of unsecured three-year fixed-rate term notes. With respect to the $860 million in offerings, the Company will not receive the cash pertaining to the forward stock purchase contracts until May, 2010. The $488 million net cash proceeds of these offerings and the related equity instruments described below were used to pay down the short-term bridge facility and commercial paper borrowings. As more fully discussed in Note A Significant Accounting Policies, after application of FSP APB 14-1, the $330 million five-year convertible notes were bifurcated into $275 million of debt and $55 million of equity, pertaining to the conversion option feature of the convertible notes.
In November 2008, the Company repurchased $10 million of the Equity Units for $5.3 million in cash. To properly account for the transaction, the Equity Unit elements were bifurcated as effectively the Company paid $10 million to extinguish the convertible notes and received $4.7 million from the seller to settle its obligation under the forward stock purchase contracts to purchase shares of the Company’s common stock at a minimum purchase price of approximately $54.45 per share on May 17, 2010. At the repurchase date, the Company’s common stock had a closing market value of $25.38. The remaining liability for fees payable associated with the $10 million of settled forward stock purchase contracts was reversed, resulting in an increase to equity of $0.7 million. The related $10 million in convertible note hedges and stock warrants, which are described further below, were unwound with a nominal impact to equity. As a result of the various elements associated with the $10 million Equity Unit repurchase transaction there was an insignificant gain recorded in earnings and a net increase in equity of $5.4 million.

The convertible notes are pledged and held as collateral to guarantee the Equity Unit investors’ obligation to purchase shares in May 2010 under the stock purchase contracts. The convertible notes reflect a conversion price of approximately $64.80, or a 19% premium as of the date of issuance. At maturity, the Company must repay the convertible note principal in cash. Additionally, to the extent that the conversion option is “in the money” the Company, at its election, will deliver either cash or shares of common stock based on a conversion rate and the applicable market value of the Company’s common stock at that time. A maximum of approximately 5.9 million shares may be issued in May 2010 under the stock purchase contracts, essentially at the higher of approximately $54.45 or market value at that time.
The Company simultaneously entered into related convertible note hedge and stock warrant transactions with financial institutions. Share dilution pertaining to the conversion option of the convertible notes will occur in interim periods if the share price exceeds approximately $64.80. At maturity in 2012, the convertible note hedge will offset the potentially dilutive impact of the conversion option aspect of the convertible notes. Because the convertible note hedge is anti-dilutive, it will not be included in any diluted shares outstanding computation prior to its maturity. However at maturity, the aggregate effect of the convertible notes and the convertible note hedge is that there will be no net increase in the Company’s common shares. The Company also issued 4.9 million of unregistered stock warrants that are exercisable during the period August 17, 2012 through September 28, 2012, with a strike price of $87.12 (subject to standard anti-dilution protection for increases in the dividend rate, stock splits etc.). In the event the stock warrants become “in the money” during their 5 year term, due to the market value of the Company’s common stock exceeding the strike price, there will be a related increase in diluted shares outstanding utilized in the determination of diluted earnings per share.
The combined terms of the convertible note hedge, stock warrants, and convertible notes in substance re-establish the conversion option aspect of the convertible notes at 60% above the $54.45 market value of the Company’s common stock at inception, such that in effect the Company will retain the benefits of share price appreciation, if any, up to a market value equal to the stock warrant strike price. Additionally the Company will retain benefits of share price appreciation, if any, through the maturity of the stock purchase contract element of the Equity Units that will entail issuance of $320 million of common shares at the higher of approximately $54.45 or market price in May 2010. Refer to Note I, Long-Term Debt and Financing Arrangements, for further detail.
Contractual Obligations: The following summarizes the Company’s significant contractual obligations and commitments that impact its liquidity:
Payments Due by Period

(Millions of Dollars)	Total	2009	2010 - 2011	2012 - 2013	Thereafter
Long-term debt(a)	$1,433	$14	$213	$791	$415
Interest payments on long-term debt(b)	256	65	102	65	24
Operating leases	130	34	46	22	28
Derivatives(c)	52	2	50	—	—
Equity purchase contract fees	25	17	8	—	—
Material purchase commitments	15	13	2	—	—
Deferred compensation	21	3	3	3	12
Outsourcing and other obligations(d)	27	13	14	—	—
Pension funding obligations(e)	20	20	—	—	—

Total contractual cash obligations	$1,979	$181	$438	$881	$479

(a)	Future payments on long-term debt above encompass all payments related to aggregate debt maturities. Refer to Note A Significant Accounting Policies, under the caption New Accounting Standards, for more information regarding the interest accretion that will gradually increase the carrying value of the Convertible Notes to $320 million in May 2012 pertaining to the adoption of FSP APB 14-1.

(b)	Future interest payments on long-term debt reflect the applicable fixed interest rate or the variable rate in effect at January 3, 2009 for floating rate debt.

(c)	Future cash flows on derivative financial instruments reflect the fair value as of January 3, 2009. The ultimate cash flows on these instruments will differ, perhaps significantly, based on applicable market interest and foreign currency rates at their maturity.

(d)	To the extent the Company can reliably determine when payments will occur pertaining to unrecognized tax benefit liabilities, the related amount will be included in the table above. However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $43 million of such liabilities at January 3, 2009, the Company is unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.

(e)	The Company anticipates that funding of its pension and post-retirement benefit plans in 2009 will approximate $20 million. That amount principally represents contributions either required by regulations or laws or, with respect to unfunded plans, necessary to fund current benefits. The Company has not presented estimated pension and post-retirement funding in the table above beyond 2009 as funding can vary significantly from year to year based upon changes in the fair value of the plan assets, actuarial assumptions, and curtailment/settlement actions.
Aside from debt payments, for which there is no tax benefit associated with repayment of principal, and the equity purchase contract fees, payment of the above contractual obligations will typically generate a cash tax benefit such that the net cash outflow will be lower than the gross amounts indicated.
Other Commercial Commitments
Amounts of Commitments Expiration Per Period

(Millions of Dollars)	Total	2009	2010 - 2011	2012 - 2013	Thereafter
U.S. lines of credit	$800	$—	$—	$800	$—
Short-term borrowings, long-term debt and lines of credit are explained in detail within Note I, Long-Term Debt and Financing Arrangements, of the Notes to the Consolidated Financial Statements. Operating leases and other commercial commitments are further detailed in Note S, Commitments and Guarantees, of the Notes to the Consolidated Financial Statements.
MARKET RISK
Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments, currencies, commodities and other items traded in global markets. The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices, and commodity prices. Exposure to foreign currency risk results because the Company, through its global businesses, enters into transactions and makes investments denominated in multiple currencies. The Company’s predominant exposures are in European, Canadian, British, Australian, and Asian currencies, including the Chinese Renminbi (“RMB”) and the Taiwan Dollar. Certain cross-currency trade flows arising from sales and procurement activities as well as affiliate cross-border activity are consolidated and netted prior to obtaining risk protection through the use of various derivative financial instruments including: purchased basket options; purchased options; and currency forwards. The Company is thus able to capitalize on its global positioning by taking advantage of naturally offsetting exposures and portfolio efficiencies to reduce the cost of purchasing derivative protection. At times, the Company also enters into forward exchange contracts and purchased options to reduce the earnings and cash flow impact of non-functional currency denominated receivables and payables, predominately for affiliate transactions. Gains and losses from these hedging instruments offset the gains or losses on the underlying net exposures, assets and liabilities being hedged. Management determines the nature and extent of currency hedging activities, and in certain cases, may elect to allow certain currency exposures to remain unhedged. The Company has also entered into cross-currency swaps, to provide a partial hedge of the net investments in certain subsidiaries and better match the cash flows of operations to debt service requirements. Management estimates the foreign currency impact from these financial instruments at the end of 2008 would have been approximately a $9 million pre-tax loss based on a hypothetical 10% adverse movement in all derivative currency positions; this effect would occur from an appreciation of the foreign currencies relative to the U.S. dollar. The Company follows risk management policies in executing derivative financial instrument transactions, and does not use such instruments for speculative purposes. The Company does not hedge the translation of its non-U.S. dollar earnings in foreign subsidiaries.

As mentioned above, the Company routinely has cross-border trade and affiliate flows that cause a “transactional” impact on earnings from foreign exchange rate movements. The Company is also exposed to currency fluctuation volatility from the translation of foreign earnings into U.S. dollars, as previously discussed. It is more difficult to quantify the transactional effects from currency fluctuations than the translational effects. Aside from the use of derivative instruments which may be used to mitigate some of the exposure, transactional effects can potentially be influenced by actions the Company may take; for example, if an exposure occurs from a European entity sourcing product from a U.S. supplier it may be possible to change to a European supplier. As articulated in the Company’s fourth quarter earnings release filed on Form 8-K on January 28, 2009, if the U.S. dollar were to remain at levels prevailing in mid-January throughout fiscal 2009 (including euro 1.34; Canadian $0.84; Pound Sterling 1.50; and Australian $0.69), then the combined unfavorable currency effect from both the translational and transactional aspects would be approximately $0.50 in lower diluted earnings per share as compared with 2008. In that event, the unfavorable impact would occur largely in the first half of 2009. Management estimates the combined translational and transactional impact of a 10% overall movement in exchange rates is approximately $0.30 per diluted share. With respect to transactional foreign currency market risk, the Company sources significant products from China and other Asian low cost countries for resale in other regions. To the extent the RMB or these other currencies appreciate with respect to the U.S. dollar, the Company may experience cost increases on such purchases. While the 7% appreciation of the RMB during 2008 has not as yet generated material cost increases for products sourced from China, further significant appreciation of the RMB or other currencies in countries where the Company sources product could adversely impact profitability. In the event significant RMB or other currency appreciation occurs, the Company would initiate customer pricing or other actions in an effort to mitigate the related cost increases, but it is possible such actions would not fully offset the potential unfavorable impact.
The Company’s exposure to interest rate risk results from its outstanding debt obligations, short-term investments, and derivative financial instruments employed in the management of its debt portfolio. The debt portfolio is managed to achieve capital structure targets and reduce the overall cost of borrowing by using a combination of fixed and floating rate debt as well as interest rate swaps, and cross-currency swaps. The Company’s primary exposure to interest rate risk comes from its floating rate debt in the U.S. and Europe and is fairly represented by changes in LIBOR and EURIBOR rates. At January 3, 2009, the impact of a hypothetical 10% increase in the interest rates associated with the Company’s floating rate derivative and debt instruments would have an immaterial effect on the Company’s financial position and results of operations.
The Company has exposure to commodity prices in many businesses, particularly brass, nickel, resin, aluminum, copper, zinc, steel, and energy used in the production of finished goods. Generally, commodity price exposures are not hedged with derivative financial instruments, but instead are actively managed through customer product and service pricing actions, procurement-driven cost reduction initiatives and other productivity improvement projects. In 2008, the Company experienced approximately $140 million of commodity, energy and wage inflation, most of which was recovered through favorable pricing actions. Such inflation increased costs by approximately $67 million in 2007 and $45 million in 2006, which management mitigated through various customer pricing actions and cost reduction initiatives. If commodity prices further increase, the Company’s exposure could increase from the expected levels for 2009 as previously discussed.
Fluctuations in the fair value of the Company’s common stock affect domestic retirement plan expense as discussed in the ESOP section of Management’s Discussion and Analysis. Additionally, the Company has $14 million in unfunded defined contribution plans for certain U.S. employees for which there is mark-to-market exposure.
The assets held by the Company’s defined benefit plans are exposed to fluctuations in the market value of securities, primarily global stocks and fixed-income securities. The funding obligations for these plans would increase in the event of adverse changes in the plan asset values, although such funding would occur over a period of many years. This is exemplified by the fact that while there was a $71 million loss on pension plan assets in 2008 associated with volatile financial markets, the Company expects funding obligations on its defined benefit plans will modestly increase to approximately $20 million in 2009 as compared with $18 million in 2008. The Company employs diversified asset allocations to help mitigate this risk. Management has worked to minimize this exposure by freezing and terminating defined benefit plans where appropriate.
The Company has access to financial resources and borrowing capabilities around the world. There are no instruments within the debt structure that would accelerate payment requirements due to a change in credit rating.

The Company has the flexibility to elect deferral of interest payments on its ETPS obligation for up to 5 years. While there can be no guarantee of the future, the Company has an investment-grade credit rating and has enjoyed uninterrupted access to the commercial paper and bank markets throughout the credit crunch that has recently arisen. Further, the Company has not encountered liquidity difficulties historically when similar credit tightening has occurred due to macro-economic issues. Moreover, the Company’s existing credit facilities and sources of liquidity, including operating cash flows, are considered adequate to conduct business as normal. Accordingly, based on present conditions and past history, management believes it is unlikely that operations will be materially affected by any potential further deterioration of the general credit markets that may occur. The Company believes that its strong financial position, operating cash flows, committed long-term credit facilities and borrowing capacity, and ready access to equity markets provide the financial flexibility necessary to continue its record of annual dividend payments, to invest in the routine needs of its businesses, to make strategic acquisitions and to fund other initiatives encompassed by its growth strategy.
OTHER MATTERS
EMPLOYEE STOCK OWNERSHIP PLAN As detailed in Note M, Employee Benefit Plans, of the Notes to the Consolidated Financial Statements, the Company has an Employee Stock Ownership Plan (“ESOP”) under which the ongoing U.S. Cornerstone and 401(K) defined contribution plans are funded. Overall ESOP expense is affected by the market value of Stanley stock on the monthly dates when shares are released, among other factors. Net ESOP expense amounted to $11 million in 2008 and was $2 million in both 2007 and 2006. The increase in expense was mostly attributable to the average market value of shares released which decreased from $49.28 in 2006 to $43.65 in 2008, as well as increased benefits pertaining to the headcount expansion from acquisitions. ESOP expense could increase in the future if the market value of the Company’s common stock declines. However, the Company has discontinued these benefits for 2009 as part of the cost actions taken and thus there will be a reduction in expense in fiscal 2009.
CUSTOMER-RELATED RISKS The Company has significant customers, particularly home centers and major retailers, though individually there are none that exceed 6% of consolidated sales. The loss or material reduction of business from any such significant customer could have a material adverse impact on the Company’s results of operations and cash flows, until either such customers were replaced or the Company made the necessary adjustments to compensate for the loss of business.
There are no individually material credit exposures from particular customers. While the Company has strong credit policies and disciplined management of receivables, due to weak economic conditions or other factors it is reasonably possible that certain customers’ creditworthiness may decline and losses from receivable write-offs may increase.
NEW ACCOUNTING STANDARDS Refer to Note A, Significant Accounting Policies, of the Notes to the Consolidated Financial Statements for a discussion of new accounting pronouncements and the potential impact to the Company’s consolidated results of operations and financial position.
CRITICAL ACCOUNTING ESTIMATES Preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of the Consolidated Financial Statements are described in Note A, Significant Accounting Policies. Management believes the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most significant areas involving management estimates are described below. Actual results in these areas could differ from management’s estimates.
ALLOWANCE FOR DOUBTFUL ACCOUNTS The Company’s estimate for its allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, management uses its judgment, based on the surrounding facts and circumstances, to record a specific reserve for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received. Second, a reserve is determined for all customers based on a range of percentages applied to receivables aging categories. These percentages are based on historical collection and write-off experience.

If circumstances change, for example, the occurrence of higher than expected defaults or a significant adverse change in a major customer’s ability to meet its financial obligation to the Company, estimates of the recoverability of receivable amounts due could be reduced.
INVENTORIES — LOWER OF COST OR MARKET, SLOW MOVING AND OBSOLETE Inventories in the U.S. are predominantly valued at the lower of LIFO cost or market, while non-U.S. inventories are valued at the lower of FIFO cost or market. The calculation of LIFO reserves, and therefore the net inventory valuation, is affected by inflation and deflation in inventory components. The Company ensures all inventory is valued at the lower of cost or market, and continually reviews the carrying value of discontinued product lines and stock-keeping-units (“SKUs”) to determine that these items are properly valued. The Company also continually evaluates the composition of its inventory and identifies obsolete and/or slow-moving inventories. Inventory items identified as obsolete and/or slow-moving are evaluated to determine if reserves are required. The Company assesses the ability to dispose of these inventories at a price greater than cost. If it is determined that cost is less than market value, cost is used for inventory valuation. If market value is less than cost, the Company writes down the related inventory to that value. If a write down to the current market value is necessary, the market value cannot be greater than the net realizable value, or ceiling (defined as selling price less costs to sell and dispose), and cannot be lower than the net realizable value less a normal profit margin, also called the floor. If the Company is not able to achieve its expectations regarding net realizable value of inventory at its current value, reserves would have to be adjusted accordingly.
PROPERTY, PLANT AND EQUIPMENT The Company generally values Property, Plant and Equipment (“PP&E”) at historical cost less accumulated depreciation. Impairment losses are recorded when indicators of impairment, such as plant closures, are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. The impairment loss is quantified by comparing the carrying amount of the assets to the weighted average discounted cash flows, which consider various possible outcomes for the disposition of the assets (i.e. sale, leasing, etc.). Primarily as a result of plant rationalization, certain facilities and equipment are not currently used in operations. The Company recorded $14 million in asset impairment losses in 2008 primarily as a result of key restructuring programs, and such losses may occur in the future.
GOODWILL AND INTANGIBLE ASSETS The Company acquires businesses in purchase transactions that result in the recognition of goodwill and other intangible assets. The determination of the value of intangible assets requires management to make estimates and assumptions. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) acquired goodwill and indefinite-lived intangible assets are not amortized but are subject to impairment testing at least annually and when an event occurs or circumstances change that indicate it is more likely than not an impairment exists. Other intangible assets are amortized and are tested for impairment when appropriate. The Company completed acquisitions in 2008 and 2007 valued at $572 million and $646 million respectively. The assets and liabilities of acquired businesses are recorded at fair value at the date of acquisition. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. The Company reported $1.747 billion of goodwill and $300 million of indefinite-lived trade names at January 3, 2009.
In accordance with SFAS 142, management tests goodwill for impairment at the reporting unit level. A reporting unit is a reportable operating segment as defined in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” or one level below a reportable operating segment (component level) as determined by the availability of discrete financial information that is regularly reviewed by operating segment management or an aggregate of component levels of a reportable operating segment having similar economic characteristics. The Company has six reporting units, each of which is one level below the reported operating segment level. If the carrying value of a reporting unit (including the value of goodwill) is greater than its fair value an impairment may exist. An impairment charge would be recorded to the extent that the recorded value of goodwill exceeded the implied fair value.
The Company assesses the fair value of its reporting units based on a discounted cash flow valuation model. The key assumptions used are discount rates and perpetual growth rates applied to cash flow projections. Also inherent in the discounted cash flow valuation are near-term revenue growth rates over the next five years. These assumptions contemplate business, market and overall economic conditions. The fair value of indefinite-lived trade names is also assessed using a discounted cash flow valuation model. The key assumptions used include discount rates, royalty rates, and perpetual growth rates applied to the projected sales.

While the Company has not recorded goodwill or other intangible asset impairment losses in many years, it is possible impairments may occur in the future in the event expected profitability, cash flows or trade name usage change from current estimates. This is particularly the case with respect to the convergent security solutions reporting unit which encompasses many recent acquisitions, and the fastening systems reporting unit which continues to rationalize its cost structure. Deteriorating global economic conditions increase the risk that impairment losses may occur in the future.
As required by the Company’s policy, goodwill and indefinite-lived trade names were tested for impairment in the beginning of the third quarter of 2008. Based on this testing, the Company determined that the fair value of its reporting units and indefinite-lived trade names exceeded their carrying values and there were no impairment charges recorded. The discount rate used was 9.5% for all reporting units. The near-term revenue growth rates and the perpetual growth rates, which varied for each reporting unit, ranged between -1%-6%, and 2%-5%, respectively. Management performed a sensitivity analysis on the fair values resulting from the discounted cash flows valuation utilizing more conservative assumptions considering reasonably likely changes. The discount rate could be increased by at least 150 basis points in all reporting units without an impairment indicated. Perpetual growth rates could be decreased by at least 200 basis points in all reporting units without an impairment indicated. Based upon the procedures performed, the goodwill of our reporting units is not impaired.
In 2008 as compared with 2007, in consideration of market conditions, the discount rate assumption increased 30 basis points and perpetual growth rates decreased 100 basis points in some reporting units which had the effect of reducing the estimated fair values. The methodology applied in testing goodwill for impairment was consistent with prior periods.
During the fourth quarter of 2008, as a result of deteriorating global economic conditions and an associated decline in the expected profitability of the Company as compared with earlier projections and historical operating results, management reviewed goodwill to determine if an impairment had more likely than not occurred. Additional consideration was given to the convergent security solutions reporting unit (part of the Security segment) as well as the fastening systems reporting unit (part of the CDIY segment). The convergent security business was reviewed due to its $840 million goodwill balance at year end 2008 as a result of recent acquisitions and fastening systems because its sales decline and profit margins were below the Company’s expectations. Restructuring and other actions were initiated to improve the profitability and cash flows of fastening systems. The Company considered approximately $11 million in cost reductions and efficiencies from two fastening systems plant closures that were approved in the fourth quarter and will occur in 2009. At year end 2008, the carrying values of the convergent security solutions and fastening systems reporting units were approximately $1.3 billion and $170 million, respectively. The fair values of these reporting units were estimated to be at least 25% higher than their carrying values. As a result of this analysis and considering reasonably likely changes in assumptions discussed above, management does not believe an impairment is more likely than not to exist.
ENVIRONMENTAL The Company incurs costs related to environmental issues as a result of various laws and regulations governing current operations as well as the remediation of previously contaminated sites. Future laws and regulations are expected to be increasingly stringent and will likely increase the Company’s expenditures related to routine environmental matters.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of January 3, 2009, the Company had reserves of $29 million for remediation activities associated with Company-owned properties as well as for Superfund sites, for losses that are probable and estimable. The range of environmental remediation costs that is reasonably possible is $19 million to $51 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with this policy. While the Company believes the $29 million liability recorded for environmental matters is adequate, it is possible that future developments may require charges for environmental exposures in excess of this reserve.

INCOME TAXES The future tax benefit arising from net deductible temporary differences and tax loss carry-forwards is $98 million at January 3, 2009. The Company believes earnings during the periods when the temporary differences become deductible will be sufficient to realize the related future income tax benefits. For those jurisdictions where the expiration date of tax loss carry-forwards or the projected operating results indicate that realization is not likely, a valuation allowance is provided. The valuation allowance as of January 3, 2009 amounted to $25 million.
In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carry-forwards. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event the Company were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, the unrealizable amount would be charged to earnings in the period in which that determination is made. By contrast, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net carrying amounts, it would decrease the recorded valuation allowance through a favorable adjustment to earnings in the period in which that determination is made. The Company periodically assesses its liabilities and contingencies for all tax years still under audit based on the most current available information. When it is deemed probable that an adjustment will be asserted, the Company accrues its best estimate of the tax liability, inclusive of related interest charges. See Note R, Income Taxes, of the Notes to the Consolidated Financial Statements for further discussion.
RISK INSURANCE To manage its insurance costs efficiently, the Company self insures for certain U.S. business exposures and generally has low deductible plans internationally. For domestic workers’ compensation, automobile and product liability, the Company generally purchases outside insurance coverage only for severe losses (“stop loss” insurance) and these lines of insurance involve the most significant accounting estimates. While different stop loss deductibles exist for each of these lines of insurance, the maximum stop loss deductible is set at no more than $5 million per occurrence and $30 million in the aggregate. The process of establishing risk insurance reserves includes consideration of actuarial valuations that reflect the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims discounted to present value. The cash outflows related to risk insurance claims are expected to occur over a maximum of approximately 8 to 10 years. The Company believes the liabilities recorded for these U.S. risk insurance reserves, totaling $45 million and $47 million as of January 3, 2009 and December 29, 2007, respectively, are adequate. Due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate.
WARRANTY The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available. The Company believes the $66 million reserve for expected warranty claims as of January 3, 2009 is adequate, but due to judgments inherent in the reserve estimation process, including forecasting future product reliability levels and costs of repair as well as the estimated age of certain products submitted for claims, the ultimate claim costs may differ from the recorded warranty liability.

OFF-BALANCE SHEET ARRANGEMENT
SYNTHETIC LEASES The Company is a party to synthetic leasing programs for one of its major distribution centers and certain U.S. personal property, predominately vehicles and equipment. The programs qualify as operating leases for accounting purposes, such that only the monthly rent expense is recorded in the Statement of Operations and the liability and value of the underlying assets are off-balance sheet. These lease programs are utilized primarily to reduce overall cost and to retain flexibility. The cash outflows for lease payments approximate the $16 million of rent expense recognized in fiscal 2008. As of January 3, 2009, the estimated fair value of assets and remaining obligations for these properties were $68 million and $58 million, respectively.
CAUTIONARY STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
Certain statements contained in this Current Report on Form 8-K, including, but not limited to, the statements regarding the Company’s ability to: (i) achieve higher working capital turns, decrease cycle times, reduce complexity in operations and increase customer services levels; (ii) realize a favorable carryover effect from previous customer pricing actions of approximately $30-50 million in 2009; (iii) generate a pre-tax benefit from cost actions implemented at mid-year 2008 and in conjunction with the restructuring announced on December 11, 2008 of approximately $195 million, or $1.75 per diluted share, in 2009 with an additional $0.24 per share benefit in 2010; (iv) limit 2009 restructuring and related charges for certain productivity initiatives and the continued rationalization of the Company’s manufacturing footprint to approximately $40-50 million pre-tax; (v) limit inflation-related cost increases in the first half of 2009 to $30 million; (vi) continue to make acquisitions and dispositions; and (vii) limit funding obligations on the Company’s defined benefit plans to approximately $20 million in 2009 are forward-looking statements and are based on current expectations. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of risks, uncertainties and important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K, those contained in the Company’s other filings with the Securities and Exchange Commission and those set forth below.
The Company’s ability to deliver the results described above (the “Results”) is dependent upon: (i) the Company’s ability to implement the cost savings measures discussed in its December 11, 2008 press release within anticipated time frames and to limit associated costs; (ii) the Company’s ability to identify appropriate acquisition and disposition opportunities and to complete such acquisitions and dispositions; (iii) the Company’s ability to successfully integrate recent acquisitions (including GdP, Sonitrol, Xmark and Scan Modul), as well as future acquisitions, while limiting associated costs; (iv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (v) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (vi) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (vii) the continued ability of the Company to access credit markets under satisfactory terms; and (viii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.
The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; and (iii) the Company’s ability to continue improvements in working capital.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit market may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to, trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2009; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling continue to deteriorate; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, or political unrest, and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy.
Unless required by applicable federal securities laws, the Company undertakes no obligation to publicly update or revise any forward looking statements to reflect events or circumstances that may arise after the date hereof. Investors are advised, however, to consult any further disclosures made on related subjects in the Company’s reports filed with the Securities and Exchange Commission.
Additional information about the Company may be found in the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.